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Education Management Corporation Reports Fiscal 2014 Third Quarter Results
- Reported net loss of $467.6 million or $3.71 per diluted share -
- Net income of $20.4 million or $0.16 per diluted share excluding certain expenses -
- EBITDA of $95.0 million excluding certain expenses -

PITTSBURGH, April 30, 2014 -- Education Management Corporation (NASDAQ: EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2014. Net revenues during the quarter were $595.2 million, a decrease of 6.8 percent from the prior year quarter, and, primarily as a result of non-cash goodwill and indefinite-lived intangible asset impairment charges of $509.2 million, the company reported a net loss of $467.6 million, or $3.71 per diluted share. Excluding these non-cash impairment charges and certain other expenses detailed below, EBITDA would have been $95.0 million and net income would have been $20.4 million, or $0.16 per diluted share, for the three months ended March 31, 2014.

“The current operating conditions continue to be challenging, as evidenced by enrollments being down across post-secondary education. As a result of our expectations for a continuation of the challenging operating environment in the near-term combined with the strategic changes that are being made across our education systems, we are adjusting our financial outlook for the remainder of fiscal year 2014,” said Edward H. West, Education Management’s president and CEO. “We believe these changes to concentrate on programs where we see solid student outcomes and demand, and our continued efforts to improve efficiencies and lower the cost structure are the right course of action for the long-term benefit for our students. Our entire organization remains focused on providing our students an affordable, quality education to position them for success in their chosen fields.”

Due primarily to changes in current and projected enrollment trends, the company performed impairment reviews of the carrying value of goodwill and indefinite-lived intangible assets at all of its four reporting units at March 31, 2014. The reviews resulted in a goodwill impairment of $433.7 million and an indefinite-lived intangible asset impairment of $75.5 million at The Art Institutes reporting unit, both of which are non-cash charges. Goodwill and indefinite-lived intangible asset impairments were not required at the Argosy University, South University or Brown Mackie Colleges reporting units. After giving effect to these impairment charges, the company's goodwill and intangible assets decreased from $1,077.1 million at December 31, 2013 to $566.7 million at March 31, 2014. The goodwill impairment charges from fiscal 2013 and 2012 have been adjusted as further described below under “Revisions to Impairment Charges."

Financial and Operational Highlights
Financial and operational highlights for the third quarter of fiscal 2014 included the following:

•	Total new students were approximately 22,140, a decrease of 9.8 percent from approximately 24,540 new students in the prior year quarter.

•
For the three months ended March 31, 2014, average enrolled student body was approximately 119,500, a 6.9 percent decline from 128,330 in the prior year quarter. Net revenues were $595.2 million, a decrease of 6.8 percent from $638.9 million recorded in the third quarter of fiscal 2013. The revenue decrease was primarily due to the decline in average enrolled student body.

•
The company recorded a net loss of $467.6 million, or $3.71 per diluted share, compared to a net loss of $260.4 million, or $2.09 per diluted share, for the prior year quarter. Earnings before interest, taxes and depreciation and amortization ("EBITDA") was a loss of $431.7 million in the current quarter compared to a loss of $183.3 million in the prior year quarter.

•
After adjusting for certain expenses described below, net income would have been $20.4 million, or $0.16 per diluted share, in the current quarter compared to $30.5 million, or $0.24 per diluted share, in the prior year quarter and EBITDA would have been $95.0 million in the current quarter compared to $122.0 million in the prior year quarter.

(dollars in millions except per share data)	For the Three Months Ended March 31,
	2014	2013
EBITDA	$(431.7)	$(183.3)
Long-lived asset impairments	509.2	300.1
Lease abandonment charge	6.3	—
Restructuring	5.8	—
Loss on sale-leaseback transactions	3.5	—
Settlement-related costs	1.9	—
Loss on debt refinancing	—	5.2
EBITDA excluding certain expenses	$95.0	$122.0

Net loss	$(467.6)	$(260.4)
Long-lived asset impairments and certain other expenses presented above, net of tax	491.0	291.6
Reversal of uncertain tax position liability	(3.0)	(0.7)
Net income, excluding certain expenses	$20.4	$30.5

Diluted loss per share	$(3.71)	$(2.09)
Diluted earnings per share, excluding certain expenses	$0.16	$0.24

•
Cash flows provided by operating activities for the nine months ended March 31, 2014 were $172.2 million compared to $286.2 million for the nine months ended March 31, 2013. The decrease in cash flow from operations in the current quarter compared to the prior year quarter was primarily due to lower operating results. At March 31, 2014, cash and cash equivalents were $177.5 million, compared to $183.6 million at March 31, 2013.

•
On a cash basis, capital expenditures were $52.8 million, or 3.0 percent of net revenues, for the nine months ended March 31, 2014 compared to $64.6 million, or 3.4 percent of net revenues, for the nine months ended March 31, 2013.

•
During the quarter ended March 31, 2014, the company completed a sale-leaseback transaction with an unrelated third party for net cash proceeds of $9.6 million. The company recorded a net loss of $3.5 million in connection with the transaction during the quarter ended March 31, 2014.

Fiscal 2014 Outlook
For the fiscal year ending June 30, 2014, capital expenditures are projected to be approximately $80 million, compared to $83.2 million in the fiscal year ended June 30, 2013. Based on current business trends, including the recent April starting student body enrollment, the impact of an increase in scholarships, and excluding long-lived asset impairments and certain other expenses, including costs related to debt restructuring, that have been or may be incurred, the company provided the following outlook for fiscal 2014.

Reconciliation of Fiscal Year 2014 Fourth Quarter and Annual Outlook of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2014 Outlook – 4th Quarter:	For the Three Months Ending June 30, 2014
	Low	High
Loss per diluted share	$(0.17)	$(0.14)

Net loss	$(21)	$(18)
Income tax benefit	(13)	(11)
Net interest expense	33	33
Depreciation and amortization	37	37
EBITDA	$36	$41

Fiscal 2014 Outlook – Annual:	For the Twelve Months Ending June 30, 2014
	Low	High
Loss per diluted share	$(3.96)	$(3.94)
Earnings per diluted share excluding long-lived asset impairments and certain other expenses	$0.03	$0.05

Net loss	$(497)	$(494)
Expenses related to long-lived asset impairments and certain other expenses, net of tax	501	501
Net income excluding long-lived asset impairments and certain other expenses	$4	$7

Income tax benefit	$(14)	$(12)
Net interest expense	128	128
Depreciation and amortization	152	152
EBITDA excluding long-lived asset impairments and certain other expenses	$270	$275

The above discussion of the company's fiscal 2014 outlook includes information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As more fully described below under the heading “Cautionary Statement,” these and other forward-looking statements are based on information currently available to management and involve estimates, assumptions, risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements.

The company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and its first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations.

The presentation of EBITDA as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net loss, which is the most directly comparable GAAP financial measure, see the "Non-GAAP Financial Measures" disclosure in the financial tables section below.

Revisions to Impairment Charges
The financial statements for fiscal year 2013 have been revised to include an adjustment to the goodwill impairment charges recorded during the fiscal 2013 and 2012 periods. These revisions do not impact EBITDA excluding certain expenses, net income excluding certain expenses or earnings per diluted share excluding certain expenses nor do they affect the company’s compliance with debt covenants. The goodwill impairment charges in fiscal 2013 and 2012 were decreased by $23.6 million and $84.5 million, respectively, which decreased the previously reported net losses by $23.6 million (net of tax) and $82.2 million (net of tax), respectively. The goodwill balance at June 30, 2013 and March 31, 2013 was increased by $108.1 million. The company does not believe these revisions are material to the previously reported financial results.

Conference Call and Webcast
Education Management Corporation will host a conference call to discuss its fiscal 2014 third quarter results on Thursday, May 1, at 9 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
	2014	2013	% Change	2014	2013	% Change
Net revenues	$595,202	$638,903	(6.8)%	$1,769,255	$1,903,363	(7.0)%
Costs and expenses:
Educational services (1)	356,858	350,134	1.9%	1,060,074	1,091,808	(2.9)%
General and administrative (2)	160,837	166,814	(3.6)%	509,480	512,496	(0.6)%
Depreciation and amortization	37,109	40,266	(7.8)%	114,307	123,667	(7.6)%
Long-lived asset impairments	509,248	300,104	69.7%	513,095	300,104	71.0%
Total costs and expenses	1,064,052	857,318	24.1%	2,196,956	2,028,075	8.3%
Loss before interest and income taxes	(468,850)	(218,415)	114.7%	(427,701)	(124,712)	243.0%
Interest expense, net	31,076	30,464	2.0%	94,557	92,924	1.8%
Loss on debt refinancing	—	5,232	N/M	—	5,232	N/M
Loss before income taxes	(499,926)	(254,111)	96.7%	(522,258)	(222,868)	134.3%
Income tax (benefit) expense	(32,280)	6,297	N/M	(46,186)	19,489	N/M
Net loss	$(467,646)	$(260,408)	79.6%	$(476,072)	$(242,357)	96.4%
Loss per share:
Basic	$(3.71)	$(2.09)		$(3.80)	$(1.95)
Diluted	$(3.71)	$(2.09)		$(3.80)	$(1.95)
Weighted average number of shares outstanding:
Basic	125,933	124,602		125,347	124,546
Diluted	125,933	124,602		125,347	124,546

(1)	Includes the following charges:

•	a lease abandonment charge of $6.3 million in the current quarter;

•	restructuring charges of $4.3 million in the three months ended March 31, 2014 and $9.0 million and $8.2 million in the nine months ended March 31, 2014 and 2013, respectively; and

•	losses on sale-leaseback transactions of $3.5 million in the current quarter and $3.9 million in the nine months ended March 31, 2013.

(2)
Includes restructuring costs of $1.5 million in the three months ended March 31, 2014 and $7.9 million and $0.9 million in the nine months ended March 31, 2014 and 2013, respectively. Also includes settlement-related costs of $1.9 million and $7.9 million in the three and nine months ended March 31, 2014, respectively.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2014	June 30, 2013	March 31, 2013
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$177,468	$130,695	$183,614
Restricted cash	272,090	271,340	272,029
Total cash, cash equivalents and restricted cash	449,558	402,035	455,643
Student receivables, net of allowances of $176,039, $174,760 and $177,802	176,847	206,406	153,069
Notes, advances and other receivables	43,176	32,547	27,509
Deferred income taxes	76,813	76,927	102,793
Prepaid income taxes	29,147	20,854	—
Other current assets	36,983	32,850	40,547
Total current assets	812,524	771,619	779,561
Property and equipment, net	442,902	525,625	543,731
Goodwill	343,406	777,153	777,153
Intangible assets, net	223,282	300,435	301,039
Other long-term assets	55,236	48,524	55,878
Total assets	$1,877,350	$2,423,356	$2,457,362
Liabilities and shareholders’ (deficit) equity
Current liabilities:
Current portion of long-term debt	$11,875	$12,076	$12,076
Revolving credit facility	—	75,000	—
Accounts payable	31,594	32,559	20,955
Accrued liabilities	171,248	157,417	148,782
Accrued income taxes	—	—	3,174
Unearned tuition	74,051	113,371	78,473
Advance payments	165,253	95,675	222,942
Total current liabilities	454,021	486,098	486,402
Long-term debt, less current portion	1,271,986	1,273,164	1,283,344
Deferred rent	187,739	201,202	206,847
Deferred income taxes	40,487	72,622	90,522
Other long-term liabilities	24,090	34,414	39,250
Shareholders’ (deficit) equity:
Common stock, at par	1,451	1,435	1,435
Additional paid-in capital	1,813,308	1,794,846	1,789,672
Treasury stock, at cost	(331,812)	(328,605)	(328,605)
Accumulated deficit	(1,574,251)	(1,098,179)	(1,096,146)
Accumulated other comprehensive loss	(9,669)	(13,641)	(15,359)
Total shareholders’ (deficit) equity	(100,973)	355,856	350,997
Total liabilities and shareholders’ (deficit) equity	$1,877,350	$2,423,356	$2,457,362

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Nine Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(476,072)	$(242,357)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization of property and equipment	109,647	118,814
Amortization of intangible assets	4,660	4,853
Bad debt expense	124,979	129,659
Long-lived asset impairments	513,095	300,104
Amortization of debt issuance costs	10,694	5,032
Loss on debt refinancing	—	5,232
Share-based compensation	13,536	11,938
Non cash adjustments related to deferred rent	(13,886)	(12,610)
Amortization of deferred gains on sale-leaseback transactions	(1,689)	(1,012)
Changes in assets and liabilities:
Restricted cash	(750)	(4,149)
Receivables	(106,255)	(91,473)
Reimbursements for tenant improvements	1,168	7,102
Inventory	(674)	1,383
Other assets	5,170	3,635
Accounts payable	1,483	(29,792)
Accrued liabilities, including income taxes	(43,355)	(3,096)
Unearned tuition	(39,320)	(37,804)
Advance payments	69,744	120,743
Total adjustments	648,247	528,559
Net cash flows provided by operating activities	172,175	286,202
Cash flows from investing activities:
Expenditures for long-lived assets	(52,766)	(64,586)
Proceeds from sale of fixed assets	9,565	65,065
Reimbursements for tenant improvements	(1,168)	(7,102)
Net cash flows used in investing activities	(44,369)	(6,623)
Cash flows from financing activities:
Payments under revolving credit facility	(75,000)	(111,300)
Repayment of senior notes	—	(162,246)
Issuance of common stock as a result of stock-option exercises	2,958	3
Gross excess tax benefit from share-based compensation	3,417	—
Minimum tax withholding requirements upon restricted stock unit vesting	(3,207)	—
Principal payments on long-term debt	(9,082)	(9,117)
Debt issuance costs	—	(4,436)
Net cash flows used in financing activities	(80,914)	(287,096)
Effect of exchange rate changes on cash and cash equivalents	(119)	123
Net change in cash and cash equivalents	46,773	(7,394)
Cash and cash equivalents, beginning of period	130,695	191,008
Cash and cash equivalents, end of period	$177,468	$183,614
Cash paid (received) during the period for:
Interest (including swap settlement)	$94,442	$89,705
Income taxes, net of refunds	(2,048)	34,960
	As of March 31,
Noncash investing activities:	2014	2013
Capital expenditures in current liabilities	$7,497	$7,756

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

The company reports results in four segments - The Art Institutes, Argosy University, Brown Mackie Colleges and South University. The company evaluates segment performance based on EBITDA excluding certain expenses. Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate and Other,” which primarily includes unallocated corporate activity.

EBITDA, a measure used by management to measure operating performance, is defined as net income before net interest expense, income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management also presents diluted earnings per share, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses management believes are not indicative of ongoing operations. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA excluding certain expenses by segment to consolidated net loss to consolidated net income, excluding certain expenses is detailed below:

Segment Information and Reconciliation of EBITDA to Net Loss to
Net Income Excluding Certain Expenses
(In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
	2014	2013	% Change	2014	2013	% Change
Net revenues:
The Art Institutes	$358,624	$393,560	(8.9)%	$1,086,613	$1,185,232	(8.3)%
Argosy University	91,729	94,430	(2.9)%	251,518	268,663	(6.4)%
Brown Mackie Colleges	65,858	73,876	(10.9)%	205,507	226,122	(9.1)%
South University	78,991	77,037	2.5%	225,617	223,346	1.0%
Total EDMC	595,202	638,903	(6.8)%	1,769,255	1,903,363	(7.0)%

EBITDA excluding certain expenses:
The Art Institutes	78,988	101,081	(21.9)%	226,077	288,250	(21.6)%
Argosy University	19,176	16,250	18.0%	25,108	31,269	(19.7)%
Brown Mackie Colleges	4,560	7,638	(40.3)%	17,967	25,824	(30.4)%
South University	13,178	15,777	(16.5)%	30,727	32,140	(4.4)%
Corporate and other	(20,877)	(18,791)	(11.1)%	(65,603)	(65,341)	(0.4)%
Total EDMC	95,025	121,955	(22.1)%	234,276	312,142	(24.9)%

Reconciliation to EBITDA:
Long-lived asset impairments	509,248	300,104	69.7%	513,095	300,104	71.0%
Lease abandonment charge	6,367	—	N/M	6,367	—	N/M
Restructuring	5,760	—	N/M	16,858	9,145	84.3%
Loss on sale-leaseback transactions	3,491	—	N/M	3,491	3,938	(11.4)%
Settlement-related costs	1,900	—	N/M	7,859	—	N/M
Loss on debt refinancing	—	5,232	N/M	—	5,232	N/M
EBITDA	(431,741)	(183,381)	N/M	(313,394)	(6,277)	N/M

Reconciliation to net loss:
Depreciation and amortization	37,109	40,266	(7.8)%	114,307	123,667	(7.6)%
Net interest expense	31,076	30,464	2.0%	94,557	92,924	1.8%
Income tax expense (benefit)	(32,280)	6,297	N/M	(46,186)	19,489	N/M
Net loss	$(467,646)	$(260,408)	79.6%	$(476,072)	$(242,357)	96.4%

Long-lived asset impairments, net of tax	$480,558	$288,412	66.6%	$482,866	$288,412	67.4%
Lease abandonment charge, net of tax	3,820	—	N/M	3,820	—	N/M
Restructuring, net of tax	3,456	—	N/M	10,115	5,488	84.3%
Loss on sale-leaseback transactions, net of tax	2,095	—	N/M	2,095	2,363	(11.3)%
Settlement-related costs, net of tax	1,140	—	N/M	4,715	—	N/M
Loss on debt refinancing, net of tax	—	3,139	N/M	—	3,139	N/M
Loss on disposal of asset, net of tax	—	—	N/M	—	2,753	N/M
Reversal of uncertain tax position liability	(2,976)	(691)	N/M	(2,976)	(691)	N/M
Net income, excluding certain expenses	$20,447	$30,452	(32.9)%	$24,563	$59,107	(58.4)%

Diluted loss per share	$(3.71)	$(2.09)		$(3.80)	$(1.95)
Diluted earnings per share, excluding certain expenses	$0.16	$0.24		$0.19	$0.47
Weighted average number of diluted shares outstanding, excluding certain expenses	129,283	125,167		129,697	124,802

New Student Enrollment

	For the Three Months Ended March 31,
	2014	2013	% Change
The Art Institutes	9,450	11,210	(15.7)%
Argosy University	4,500	5,130	(12.3)%
Brown Mackie Colleges	3,590	4,110	(12.7)%
South University	4,600	4,090	12.5%
Total EDMC	22,140	24,540	(9.8)%
The new student enrollment data shown above includes the number of new students who enrolled in fully online programs at The Art Institute of Pittsburgh, Argosy University and South University. Total new students who enrolled in fully online programs for the three months ended March 31, 2014 were approximately 7,010 as compared to 7,650 in the three months ended March 31, 2013.

Average Enrolled Student Body

	For the Three Months Ended March 31,
	2014	2013	% Change
The Art Institutes	62,070	67,070	(7.5)%
Argosy University	23,480	25,260	(7.0)%
Brown Mackie Colleges	15,380	17,040	(9.7)%
South University	18,570	18,960	(2.1)%
Total EDMC	119,500	128,330	(6.9)%
Average enrolled student body is the three month average of the unique students who met attendance requirements within each month of the quarter. The data above includes the number of students enrolled in fully online programs at The Art Institute of Pittsburgh, Argosy University and South University. The average enrolled student body in fully online programs was approximately 29,040 for the three months ended March 31, 2014 as compared to 31,790 in the three months ended March 31, 2013.

For April 2014, starting student body enrollment for Total EDMC was approximately 114,440, a decrease of 8.1 percent from April 2013. Starting student body reflects the campus-based student census after the add/drop period for the first month of the fiscal quarter plus the average of fully online students who met attendance requirements in the third month of the prior fiscal quarter.

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 125,560 students as of October 2013, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. The company offers academic programs to students through campus-based and online instruction, or through a combination of both. The company is committed to offering quality academic programs and strives to improve the learning experience for its students. Its educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” “plans,” "projects," or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, depreciation and amortization, impairments, cash flows, restructuring and other special charges, growth rates and financial results, including the fourth quarter and annual outlook for fiscal 2014, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the company's expected future operations, performance and operating environment, and other future developments, including expected strategic changes. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of campus-based and online students enrolled in its programs; challenges in the company’s operating environment; changes in average registered credits taken by students; student retention; the company's ability to maintain eligibility to participate in Title IV programs; changes in government spending; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the company may face in growing its academic programs; increased or unanticipated legal and regulatory costs; the success of cost-cutting initiatives; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the company's fully online programs and other strategic changes and the results thereof; the impact of the proposed gainful employment regulation issued by the U. S. Department of Education on March 14, 2014; adjustments to the company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to maintain compliance with the covenants and other requirements in its loan agreements and generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934. Education Management does not undertake any obligation to update any forward-looking statements except as required by securities laws.
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